EXHIBIT 99.3
                                 ------------

           Computational Materials prepared by Goldman, Sachs & Co.
             in connection with GSAA Home Equity Trust 2005-MTR1,
                  Asset-Backed Certificates, Series 2005-MTR1



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21.69% of the pool is conforming balance.


Original LTV                              Percent                      Total

0.001 - 50.000                              1.885                   8,294,672.77
50.001 - 60.000                             4.431                  19,494,229.08
60.001 - 70.000                            20.465                  90,045,581.44
70.001 - 75.000                            14.254                  62,717,691.45
75.001 - 80.000                            58.905                 259,176,211.94
85.001 - 90.000                             0.031                     136,800.00
90.001 - 95.000                             0.029                     128,131.22
Total:                                        100                 439,993,317.90




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